Exhibit 10.2

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT ("this Agreement"), made as of October 20, 2014 by and between Oak Ridge Energy Technologies, Inc., a Colorado corporation ("Oak Ridge") and Bren-Tronics, Inc., a New York corporation ("BT).

Introduction.  BT owns certain equipment located at 6845 Snowdrift Road, Allentown, Pennsylvania (the "Allentown Facility") and at 12871 U.S. HWY. 441, Alachua, FL (the "Florida Facility) that Oak Ridge wishes to buy and BT wishes to sell to Oak Ridge, all under the terms and conditions of this Agreement.

1. Purchase of Assets.

1.1 Purchase.  Effective as of the Closing Date hereof, Oak Ridge purchases from BT the "Purchased Assets" as defined below.  For the avoidance of doubt, the Purchased Assets shall not include the "Excluded Assets listed Schedule A-3 attached hereto.

1.2 Purchased Assets.  The Term Purchased Assets shall mean and include:

(a)  Those assets listed on Schedule A-1 attached hereto, if and to the extent that such assets are located in the Allentown Facility as of the date hereof,

(b) Those assets listed in Schedule A-2; and

(c) Any and all records, documentation, operating instructions, user manuals, schematics and other documentation that BT possesses regarding the operation of any of the assets list in (a) or (b) above.

2. Purchase Price.  As consideration for the sale of the Purchased Assets, Oak Ridge will pay BT $150,000 and, in addition, will pay BT $5,000 to compensate BT for the cost of delivery of the items listed in 1.2(b) above.

3. Closing.  The Closing shall occur on October 20, 2014 by exchange by the parties of:

3.1 A certified check from Oak Ridge made to the order of and delivered to BT in the amount of $155,000;

3.2 A Bill of Sale from BT in the form attached hereto as Exhibit B, delivered to Oak Ridge.

4. Delivery.

4.1 Allentown Facility.   It shall be the responsibility of Oak Ridge to remove the Purchased Assets located at the Allentown Facility and listed in Schedule A on or before December 15, 2014.  From the Closing until December 15, 2014, BT will grant Oak Ridge unlimited access to the Allentown, Facility to disconnect, disassemble, prepare for shipping, remove and load all the Transferred Assets listed in Schedule A-1.  As an additional service, Oak Ridge agreed to remove everything located at the Allentown Facility, on or before December 15, 2014, except for the Excluded Asset, listed in Exhibit A-3, and Oak Ridge will have a team perform a general pick-up / cleaning of the facility after removal of all equipment and before December 15, 2014.  Any equipment or items not moved will be disposed in a proper manner.

4.2 Florida Facility.  BT will arrange for a contractor to deliver the Purchased Assets listed in Schedule A-2 to Oak Ridge at 751 North Drive, Suite 9, Melbourne, FL 32934, on or before November 30, 2014.

5. Transfer of Know-How.  To facilitate the transfer of know-how to Oak Ridge as to the operation of the Transferred Assets, BT will make available Blake Trauger or another person familiar with the operation of such equipment, to travel to and spend up to two weeks at Oak Ridge's facility in Melbourne, Florida, to instruct Oak Ridge personnel in such operation.  Oak Ridge shall be responsible for the cost of such person's transportation to and from Oak Ridge's facility and for such person's hotel and other reasonable out of pocket expenses, but BT will be responsible to pay such person's salary during such period.  It shall be Oak Ridge's responsibility to arrange for and schedule such visit, provided that such availability must be arranged to have occurred and been completed no later than March 31, 2015.

6. Risk of Loss/ Indemnification.

6.1 Risk of Loss.   Risk of Loss as to the Transferred Assets shall remain with BT until the Closing, at which time Risk of Loss shall pass to Oak Ridge.

6.2 Indemnification.  Oak Ridge hereby indemnifies and holds BT harmless from all claims, costs, or other liabilities arising for any damages to the Allentown Facility resulting from (a) damages to such facility caused by Oak Ridge or its agents in removing the Transferred Assets; and (b) any failure by Oak Ridge to comply with its obligation under Sec.4.1 above on or before December 15, 2014, including for liabilities of BT for additional rent at the Allentown Facility or forfeiture of security deposit due to delay in Oak Ridge complying with Sec.4.1 above; and (c) any claim for damages to person or property resulting from Oak Ridge's use of the Transferred Assets.   Oak Ridge will maintain liability insurance of at least $2,000,000 covering its liability for removing Transferred Assets from the Allentown Facility and shall have BT (and at BT's request, the landlord of the Allentown Facility) named as additional insured under such policy. Such policy shall include a waiver of Subrogation.

7. Representations and Warranties.

7.1 Representations and Warranties.  BT represents and warrants to Oak Ridge that:

(a) BT is duly authorized to enter into and perform this Agreement, and is in good standing in any jurisdiction where the lack of such standing would prohibit it from full compliance with all of its obligations hereunder; and

(b) BT has good and clean title to the Transferred Assets and is transferring the Transferred Assets to Oak Ridge free and clear of all liens, encumbrances and other charges of any kind or nature whatsoever.

7.2 No Other Representations or Warranties.  Except as expressly provided in Sec.4.2 and Sec.7.1 above, (a) BT sells the Transferred Assets to Oak Ridge on an "as-is, where-is" basis, and (b) BT makes no representations and warranties and  excludes all express and implied representations and warranties regarding the Transferred Assets or this Agreement, including, without limitation, all warranties of Merchantability and warranties of Fitness for Particular Purposes.

7.3 Exclusion of Certain Damages. Neither party hereto will be liable to the other for indirect, consequential, special, incidental, or punitive damages, even if such damages were foreseeable

8. Miscellaneous.

8.1 Governing Law, Jurisdiction.   This Agreement shall be governed by the laws of the State of New York, excluding its conflict of laws principles.   The state and local courts in Suffolk County New York and Brevard County Florida shall have jurisdiction over any dispute relating to or arising out of this Agreement, provided that the parties agree that the proper venue of any such litigation shall be Brevard Florida, if commenced by BT and Suffolk County New York if commenced by Oak Ridge

8.2 Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

8.3 Entire Agreement.  This Agreement and the Schedules attached hereto embody the entire agreement and understanding between Oak Ridge and BT with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  This Agreement may not be orally modified or amended—rather it may be amended only be a written agreement executed by both parties.

In Witness Whereof, the parties have caused this Agreement to be executed as of this 20th, day of October, 2014

L. Lee Arrowood	Sai Fung
Oak Ridge Energy Technologies, Inc.	Bren-Tronics Batteries International LLC.

SCHEDULE A

Schedule A-1 Assets Located as Allentown Facilities:

•	All raw materials. Powders, metal foils, chemicals, work in process, housings, and other materials that would be used in the processing or production of product at the Allentown Facility.
•	All parts, tooling, calibration equipment, measurement gauges, replacement parts, spare parts, maintenance gear and any other components for use in the manufacturing equipment or repair & maintenance thereof at the Allentown Facility or in support of the mixers at the Florida Facility.
•	Coating lines and all equipment, piping, electrical facilities, carts, housings, motors, and other components that could be used in support of these coating lines at the Allentown Facility.
•	Slitting equipment and all components that would be used in the support of the slitting equipment or operation of this process at the Allentown Facility.
•	Electrode Stamping & Calendaring equipment and all components that would be used in the support of these operations at the Allentown Facility.
•	Electrode stacking equipment and all components that would be used in the support of these operations at the Allentown Facility.
•	Ovens, including all vacuum, drying, humidity, and any other ovens and supporting components that would be used to support the operation of said ovens in the Allentown Facility.
•	Dry room and all equipment contained therein along with the support equipment contained outside and elsewhere within the facility including piping and electrical load panels.
•	Formation equipment and all supporting components including computing equipment, electrical load panels, cables, spare parts, and all other equipment & documentation for the Allentown Facility.
•	All facility equipment such as warehouse equipment, forklifts, charging stations, packing equipment, inventory control equipment and facilities, and all other such equipment and components in the Allentown Facility.
•	All office, laboratory, conference room, and other common area equipment such as desks, cubicles, computing equipment, telephone systems, chairs and all other equipment in support of the administration/overhead functions in the Allentown Facility.
•	All documentation, vendor lists, work instructions, inventories and, and other documentation necessary for operation of the Transferred Assets that are located at the Allentown Facility

•	All other assets located at the Allentown Facility, other than the Excluded Assets listed in A-3 below.

SCHEDULE A-2  Assets Located at Florida Facility:

•	1-200 liter planetary mixer with high speed mixing blade

•	1-100 liter planetary mixer with high speed mixing blade

•	2-transfer tanks

SCHEDULE A-3 Excluded Assets

The following Excluded Assets are not being sold to Oak Ridge and are to remain at the Allentown Facility:

The 7,000 amp load centers installed at the Allentown Facility to support the equipment and the Inverter System, pictures of which are attached hereto.

It is understood and agreed that except for know-how relating to operation of the Transferred Assets which will be transferred as provided in Sec.5 above , BT is not transferring any intellectual property to Oak Ridge.